Exhibit 99.1

WRAP TECHNOLOGIES REPORTS SECOND QUARTER 2022 RESULTS

TEMPE, Arizona – August 10, 2022 – Wrap Technologies, Inc. (Nasdaq: WRAP) (“Wrap” or the “Company”), a global leader in innovative public safety technologies and services, today announced results for the second quarter ended June 30, 2022.

Second Quarter Highlights

●	New management completed its initial business review and developed a multi-year strategic roadmap for growth, profitability, and enhanced value creation.
●	Operating expense was $5.2 million in Q2 2022, representing a 32% year-over-year decline and reflecting new management’s focus on achieving greater efficiencies.
●	Net Revenues were $1.2 million in Q2 2022, compared to $1.9 million in Q2 2021, reflecting the Company’s transition to the next generation BolaWrap.
●	Gross Profit was $0.5 million in Q2 2022, resulting in a 39% Gross Margin, compared to a loss of ($0.1) million in Q2 2021.
●	Net Loss per share was ($0.12) in Q2 2022, compared to ($0.20) in Q2 2021.
●	Trained law enforcement agencies grew to more than 1,130, representing 41% year-over-year growth.
●	Certified officer instructors grew to more than 3,660, up 31% year-over-year growth.

	Three Months Ended		Six Months Ended
Unaudited	June 30,		June 30,
(Amounts in thousands, except per share data)	2022	2021	2022	2021
Total revenues	$1,165	$1,934	$2,764	$3,476
Net sales growth (1)	(39.8)%	132%	(20)%	128%
Gross margin rate	39%	(3) %(2)	41%	16	%(2)
Net loss	$(4,785)	$(7,799)	$(10,217)	$(13,228)
Net loss per basic and diluted share	$(0.12)	$(0.20)	$(0.25)	$(0.35)

(1)	As compared to the prior-year period.
(2)	Excluding one-time expenses of $0.7 million the gross margin rate was 36% for QTD 2021 and 37% for the YTD 2021.

Management Commentary

TJ Kennedy, Chief Executive Officer and a Director of Wrap, commented:

“In the second quarter, our new management team assessed all facets of the business and developed a multi-year strategic roadmap for accelerating growth, achieving profitability, and enhancing value for shareholders. To achieve sustained revenue growth, we’re focused on driving recurring sales in the U.S., ramping up sales of the new BolaWrap 150 internationally, and implementing a customer success function to help expand existing agencies to full patrol-wide BolaWrap deployments. In support of these priorities, we have added a dedicated inside sales function to improve our velocity of new leads and started pursuing expanded distributor and partner relationships. To drive stronger margins and support long-run profitability, our strategic roadmap also accounts for improved pricing on BolaWrap 150 devices and cassettes, and we began to charge fees for our respected training services. We have also implemented changes to how we sell Wrap Reality resulting in new wins and solidified our go-forward virtual reality offering as a Software as a Service (SaaS) model.

Management is already implementing its new strategic roadmap with urgency and purpose, meaning changes and new initiatives will become increasingly evident in the coming quarters. Our commitment to action should be evidenced by the 32% reduction in operating expense achieved in the second quarter. By containing costs, optimizing pricing, and sustaining sales growth, we expect to be able to reduce losses and improve cash flow. We have a viable path to getting to a break-even position by the end of 2023 and potentially achieve profitability by the end of 2024.

While the transition from the BolaWrap 100 to the Bola Wrap 150 as well as geopolitical tensions and macroeconomic headwinds have impacted us in recent quarters, we remain uniquely positioned to deliver best-in-class technologies and services that can empower law enforcement officers across the globe to have safe, effective encounters with minimal use of force. Wrap has a distinct value proposition in a growing addressable market. We firmly believe that our planned changes and strategic priorities will drive significant sales growth in the future and put us on a path to sustainable profitability.”

Second Quarter Financial and Operational Summary

Net Sales

●	Generated net revenue of $1.2 million for 2Q22, compared to $1.9 million for 2Q21.
●

Incurred discounts of approximately $0.2 million during 2Q22 as a result of promotional programs intended to encourage customers to upgrade to the BolaWrap 150. Gross revenue prior to promotion discounts and incentives were $1.4 million.

●	Backlog at the end of the 2Q22 was $0.1M.

Gross Profit

●

Generated approximately $0.5 million of gross profit in 2Q22 resulting in a 39% gross margin, compared to a loss of $60 thousand for 2Q21. The prior year included $0.7 million of one-time expense incurred related to a line change and transition to building the BolaWrap 150.

●

We were impacted by higher raw material prices in the second quarter to obtain certain parts and delays in our supply chain that affected our production in Q2. Our margin is expected to improve significantly in future quarters as these issues dissipate.

●	We expect our recently released upgraded model of our flagship BolaWrap 150 product will contribute to meaningful gross margin expansion over time.

Selling, General and Administrative (SG&A) Expense

●	SG&A expense decreased approximately $2.8 million in 2Q22 compared to 2Q21 due to significant new cost containment efforts focused on reducing SG&A expense to be more in line with overall sales.
●	Share-based compensation decreased to $0.6 million compared to $2.0 million for 2Q21, due to the stock price in 2Q22 compared to 2Q21, as well as certain issuances of stock in the prior year period.
●	We expect expenditures for SG&A expense for the balance of 2022 to remain below the prior year due to active cost containment efforts.

Research and Development (R&D) Expense

●

R&D expense increased approximately $0.3 million in 2Q22 to $1.5 million, as compared to 2Q21, due primarily to enhancements to the new BolaWrap 150, development of Wrap Reality, and other new R&D initiatives.

●

We continue to invest in R&D as we expand important research initiatives in response to identified market opportunities in the non-pain compliance and non-injurious law enforcement market, including further development of WRAP Reality for law enforcement, correction, and others in public safety.

Outlook

Although near-term growth is difficult to project, management anticipates full-year sales will grow in 2022 as supply chain disruptions ease and the transition from the BolaWrap 100 to the BolaWrap 150 accelerates. We also expect to see increased sales momentum in the back half of 2022 internationally as we raise awareness for the BolaWrap 150 and transition international customers to the next generation device.

Looking beyond this transitional year, we expect strong sales growth for the BolaWrap 150 and Wrap Reality in 2023 and beyond. Our new strategic roadmap and the expected growth, coupled with continued cost savings and expense management, should lead to further reduction of the Company’s cash burn going forward. As a result, we are targeting a cash flow break-even point by the end of 2023 and see the potential for profitability by the end of 2024.

Webcast and Earnings Conference Call

The Company will host an investor conference call at 5:00 pm ET today to review its results. The investor conference call can be accessed using the following link. Please join the webcast 5-10 minutes prior to the start time.

WEBCAST LINK: Link to Wrap webcast

This call and all supplemental information can be accessed on Wrap’s investor relations website: https://wrap.com/investors/

A recording of the conference call will also be available on the Company’s investor relations website.

Contact

Investors and Media:

Paul M. Manley

Vice President of Investor Relations

(612) 834-1804

pmanley@wrap.com

About Wrap Technologies

WRAP Technologies (Nasdaq: WRAP) is a global leader in innovative public safety technologies and services. WRAP develops creative solutions to complex issues and empowers public safety officials to protect and serve their communities through its portfolio of advanced technology and training solutions.

WRAP’s BolaWrap® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to temporarily restrain uncooperative suspects and persons in crisis from a distance. Through its many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to help law enforcement safely detain persons without injury or the need to use higher levels of force.

WRAP Reality, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field.

WRAP’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

Use of Non-GAAP Information

Included in this press release are non-GAAP operational metrics regarding agencies and training, amounts of non-cash stock-based compensation expense and gross revenues before promotion discounts and incentives, which the Company believes provide helpful information to investors with respect to evaluating the Company’s performance.

Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successfully implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products, including the acceptance of the BoloWrap 150; the risk that distributor and customer orders for future deliveries are modified, rescheduled or cancelled in the normal course of business; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Wrap Technologies, Inc.
Condensed Consolidated Balance Sheets
(unaudited - dollars in thousands)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,643	$4,937
Short-term investments	24,862	29,983
Accounts receivable and contract assets	1,405	3,859
Inventories, net	2,033	1,566
Prepaid expenses and other current assets	700	868
Total current assets	32,643	41,213
Property and equipment, net	907	976
Operating lease right-of-use asset, net	337	51
Intangible assets, net	1,941	1,982
Other assets	11	9
Total assets	$35,839	$44,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,274	$2,603
Customer deposits	4	43
Deferred revenue	178	155
Operating lease liability - short term	102	56
Total current liabilities	2,558	2,857
Long-term liabilities	414	110
Total liabilities	2,972	2,967
Stockholders' equity	32,867	41,264
Total liabilities and stockholders' equity	$35,839	$44,231

Wrap Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited - dollars In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Product sales	$969	$1,852	$2,431	$3,278
Other revenue	196	82	333	198
Total revenues	1,165	1,934	2,764	3,476
Cost of revenues	708	1,994	1,640	2,931
Gross profit (loss)	457	(60)	1,124	545

Operating expenses (i):
Selling, general and administrative	3,764	6,579	8,370	11,557
Research and development	1,476	1,162	2,971	2,227
Total operating expenses	5,240	7,741	11,341	13,784
Loss from operations	(4,783)	(7,801)	(10,217)	(13,239)

Other income (expense)	(2)	2	-	11
Net loss	$(4,785)	$(7,799)	$(10,217)	$(13,228)

Net loss per basic and diluted common share	$(0.12)	$(0.20)	$(0.25)	$(0.35)
Weighted average common shares used to compute net loss per basic and diluted common share	40,978,820	38,162,526	40,943,241	37,938,873

Comprehensive loss:
Net loss	$(4,785)	$(7,799)	$(10,217)	$(13,228)
Net unrealized gain (loss) on short-term investments	12	(4)	(11)	(2)
Comprehensive loss	$(4,773)	$(7,803)	$(10,228)	$(13,230)

(i) includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Three Months Ended June 30,
	2022	2021	2022	2021
Selling, general and administrative	$591	$2,027	$1,485	$2,629
Research and development	136	121	271	378
Total share-based compensation expense	$727	$2,148	$1,756	$3,007

Wrap Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited - dollars in thousands)

	Six Months Ended June 30,
	2022	2021
Cash Flows From Operating Activities:
Net loss	$(10,217)	$(13,228)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	380	219
Restructuring and other costs	-	747
Gain on sale of assets	-	(11)
Warranty provision	45	10
Non-cash lease expense	49	46
Share-based compensation	1,756	3,007
Common shares issued for services	-	239
Provision for doubtful accounts	8	46
Changes in assets and liabilities:
Accounts receivable	2,446	(798)
Inventories	(467)	(713)
Prepaid expenses and other current assets	168	(65)
Accounts payable	(417)	48
Operating lease liability	(41)	(48)
Customer deposits	(39)	8
Accrued liabilities and other	106	53
Warranty settlement	(63)	16
Deferred revenue	79	170
Net cash used in operating activities	$(6,207)	$(10,254)

Cash Flows From Investing Activities:
Purchase of short-term investments	$(14,890)	$(25,009)
Proceeds from maturities of short-term investments	20,000	20,000
Capital expenditures for property and equipment	(168)	(367)
Investment in patents and trademarks	(102)	(96)
Investment in long-term deposits	(2)	-
Proceeds from long-term deposits	-	3
Net cash provided by (used) in investing activities	$4,838	$(5,469)

Cash Flows From Financing Activities:
Proceeds from exercise of warrants	$0	$12,048
Proceeds from exercise of stock options	75	278
Repayment of debt	-	(200)
Net cash provided by financing activities	$75	$12,126

Net decrease in cash and cash equivalents	(1,294)	(3,597)
Cash and cash equivalents, beginning of period	4,937	16,647
Cash and cash equivalents, end of period	$3,643	$13,050